Exhibit 99.1

Ethan Allen Reports Fiscal 2025 and Fourth Quarter Results Highlighted by Strong Margins and Positive Demand; Declares Special and Regular Cash Dividend

DANBURY, CT – July 30, 2025 – Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE: ETD), a leading interior design destination, today reported its results for the fiscal 2025 full year and fourth quarter ended June 30, 2025 and announced a special and regular cash dividend.

Farooq Kathwari, Ethan Allen’s Chairman, President and CEO commented, “Our fiscal 2025 performance reflects the strength of our vertically integrated enterprise, including our interior design retail network, relevant product offerings and ability to manufacture about 75% of our furniture in our own North American facilities. We executed well throughout the fiscal year as we remained focused on five key areas: talent, service, marketing, technology and social responsibility. The strengthening of our team and investing in technology has been a game changer and helped us operate more efficiently. At June 30, 2025, our headcount was 5.7% lower than a year ago and has been reduced by 32.2% since 2019. We are confident in the investments that we are making for the future, but recognize the need to remain cognizant of the uncertain economic environment.”

“Our fourth quarter results are highlighted by retail segment written order growth, strong gross margin and $24.8 million in operating cash flow despite an industry faced with lower consumer confidence, a challenging housing market and uncertainty surrounding trade tariffs. For the quarter ended June 30, 2025, we reported consolidated net sales of $160.4 million, gross margin of 59.9%, adjusted operating income of $15.6 million, adjusted operating margin of 9.7% and adjusted diluted EPS of $0.49. Our retail written orders surpassed the prior year by 1.6%. We generated strong operating cash flow, which helped us grow our cash and investments total to $196.2 million at June 30, 2025. We continued our history of returning capital to shareholders by paying a regular quarterly cash dividend of $10.0 million during the quarter and are pleased to announce that yesterday our Board approved a special cash dividend of $0.25 per share and a regular quarterly cash dividend of $0.39 per share, both payable on August 28, 2025,” continued Mr. Kathwari.

Mr. Kathwari further commented, “We are also pleased to have recently been named America’s #1 Premium Furniture Retailer by Newsweek for the third year in a row, which is a testament to the craftspeople who safeguard our reputation for quality, the logistics teams that create an industry-leading delivery experience, and the designers and retailers who are the ambassadors of our brand. We maintain a strong focus on talent, and as a result, our 3,211 dedicated associates continually prove to be our greatest asset.”

“We are confident in the strength of our business model as Ethan Allen has successfully navigated challenging times to serve our clients and deliver value to our shareholders throughout its 93-year history. Our robust balance sheet and financial stability provide a solid foundation and position us well as we head into fiscal 2026. We look forward to continuing our progress and remain cautiously optimistic,” concluded Mr. Kathwari.

FISCAL 2025 FOURTH QUARTER HIGHLIGHTS*

●	Consolidated net sales of $160.4 million; prior year $168.6 million
-	Retail net sales of $138.5 million; prior year $145.1 million
-	Wholesale net sales of $87.2 million; prior year $91.2 million
●	Written orders
-	Retail segment written orders increased 1.6%
-	Wholesale segment written orders lower by 6.8%
●	Consolidated gross margin of 59.9%; prior year 60.8%
●	Operating margin of 9.5%; adjusted operating margin of 9.7%; adjusted prior year 13.1%
●	Expanded marketing with advertising expenses equal to 3.4% of sales compared with 2.8% a year ago
●	Diluted EPS of $0.48; adjusted diluted EPS of $0.49; adjusted prior year $0.70
●	Generated $24.8 million in operating cash flow; prior year $26.2 million
●	Paid cash dividends totaling $10.0 million or $0.39 per share

FISCAL 2025 FULL YEAR HIGHLIGHTS*

●	Consolidated net sales of $614.6 million; prior year $646.2 million
-	Retail net sales of $523.1 million; prior year $540.6 million
-	Wholesale net sales of $359.1 million; prior year $371.1 million
●	Written order trends
-	Retail segment written orders lower by 1.5%
-	Wholesale segment written orders lower by 3.2%
●	Consolidated gross margin of 60.5%; adjusted operating margin of 10.2%
●	Selling, general and administrative expenses, representing 50.4% of sales, decreased 1.7% from last year
●	Diluted EPS of $2.01; prior year $2.49
●	Generated $61.7 million of cash from operating activities; $80.2 million a year ago
●	Paid total cash dividends of $50.1 million during fiscal 2025, including a $0.40 per share special cash dividend paid in August 2024
●	Invested $11.3 million in capital expenditures, up from $9.6 million a year ago
●	Ended the fiscal year with $196.2 million in total cash and investments; no outstanding debt
●	Inventory levels totaled $140.9 million at June 30, 2025, down 6.3% during the last three months and 0.8% lower than a year ago
●	Ended the year with 3,211 total associates, down 5.7% from a year ago and 32.2% less than June 2019
●

Four new Company-operated design centers in Middleton, WI, Toronto, Canada, Peoria, AZ and Watchung, NJ were opened during fiscal 2025 that showcase Ethan Allen home furnishings while combining complimentary interior design services with technology

●

Ended the fiscal year with 172 retail design centers in North America, including 142 Company-operated and 30 independently owned and operated locations; there are also Ethan Allen design centers outside of North America

●	New design centers to be opened during fiscal 2026 include locations in Albuquerque, NM, Colorado Springs, CO, Concord, Ontario (Canada), San Diego, CA and Webster, TX
●	For the third year in a row Ethan Allen was named America’s #1 Premium Furniture Retailer
●	Ethan Allen’s upholstery manufacturing operations in Silao, Mexico was recognized as environmentally and socially responsible for the sixth year in a row
●	Celebrated Ethan Allen Day in June to honor the pioneering spirit of its namesake and celebrate the 93-year heritage of Ethan Allen as a proud American brand
●

Ethan Allen was awarded the designation of “Most Improved” during fiscal 2025 by The Sustainable Furnishings Council and the National Wildlife Federation for its wood-sourcing policies and commitment to sustainable wood

●

Held the Company’s annual convention at its headquarters and livestreamed across the world; under the theme of Focused on the Future, the program honored Ethan Allen’s history, reviewed current and future initiatives in manufacturing, logistics, technology, marketing and retail, and celebrated interior designers both for achievement in written sales and design excellence

* See reconciliation of GAAP to adjusted key financial measures in the back of this release; comparisons are to the fourth quarter and full fiscal 2024 year

KEY FINANCIAL MEASURES*

(Unaudited)
(In thousands, except per share data)
	Three months ended		Twelve months ended
	June 30,		June 30,
	2025	2024	2025	2024
Net sales	$160,357	$168,632	$614,649	$646,221
Gross profit	$96,059	$102,461	$372,121	$393,062
Gross margin	59.9%	60.8%	60.5%	60.8%
GAAP operating income	$15,269	$22,627	$61,988	$77,991
Adjusted operating income*	$15,588	$22,047	$62,895	$77,914
GAAP operating margin	9.5%	13.4%	10.1%	12.1%
Adjusted operating margin*	9.7%	13.1%	10.2%	12.1%
GAAP net income	$12,268	$18,513	$51,596	$63,816
Adjusted net income*	$12,505	$18,080	$52,271	$63,758
GAAP diluted EPS	$0.48	$0.72	$2.01	$2.49
Adjusted diluted EPS*	$0.49	$0.70	$2.04	$2.49
Cash flows from operating activities	$24,817	$26,241	$61,696	$80,195

* See reconciliation of GAAP to adjusted key financial measures in the back of this release

BALANCE SHEET and CASH FLOW

Cash and investments totaled $196.2 million at June 30, 2025, up from $195.8 million a year ago. The increase during fiscal 2025 was due to $61.7 million in cash generated from operating activities partially offset by $50.1 million in cash dividends paid and capital expenditures of $11.3 million.

Cash from operating activities totaled $61.7 million during fiscal 2025, a decrease from $80.2 million in the prior year period due to lower net income and changes in working capital. Changes in working capital reflect an increase in prepaid expenses and a decline in accounts payable, primarily due to timing of payments.

Cash dividends paid during fiscal 2025 totaled $50.1 million, which included a special cash dividend of $10.2 million, or $0.40 per share, and regular quarterly cash dividends totaling $39.9 million, or $0.39 per share. Total cash dividends paid during fiscal 2024 were $50.3 million.

Inventories, net totaled $140.9 million at June 30, 2025, a decrease of $1.1 million since last year. Inventory balances declined as increased levels of clearance sales helped offset the introduction of new products.

Customer deposits from undelivered written orders totaled $75.1 million at June 30, 2025, up from $73.5 million a year ago due to timing of retail written order growth in the just completed fourth quarter. Wholesale backlog was $48.9 million at June 30, 2025, a decline of $4.6 million from a year ago due to lower contract business.

No debt outstanding at June 30, 2025.

DIVIDENDS

On May 5, 2025, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.39 per share, which was paid on May 29, 2025. More recently, on July 29, 2025, the Board of Directors declared a $0.25 per share special cash dividend in addition to a $0.39 per share regular quarterly cash dividend, both payable on August 28, 2025 to shareholders of record as of August 13, 2025. Ethan Allen has a strong history of returning capital to shareholders and this year marks the fifth consecutive year in which the Company has declared and paid a special cash dividend, which highlights its strong balance sheet and operating results.

CONFERENCE CALL

Ethan Allen will host a conference call today, July 30, 2025, at 5:00 p.m. Eastern Time to discuss these results. The conference call will be webcast live from the Company’s Investor Relations website at https://ir.ethanallen.com.

The following information is provided for those who would like to participate in the live conference call:

●	U.S. Participants (Toll-Free):	877-705-2976
●	International Participants:	201-689-8798
●	Conference ID:	13754197

For those unable to listen live, an archived recording of the call will be available on the Company’s website referenced above for up to six months. A telephone replay will also be available for one month following the call.

ABOUT ETHAN ALLEN

Ethan Allen (NYSE:ETD), recently named America’s #1 Premium Furniture Retailer by Newsweek, is a leading interior design destination combining state-of-the-art technology with personal service. Ethan Allen design centers, which represent a mix of Company-operated and independent licensee locations, offer complimentary interior design service and sell a full range of home furnishings, including custom furniture and artisan-crafted accents for every room in the home. Vertically integrated from product design through logistics, the Company manufactures about 75% of its custom-crafted furniture in its own North American manufacturing facilities and has been recognized for product quality and craftsmanship since 1932. Learn more at www.ethanallen.com and follow Ethan Allen on Facebook, Instagram, and LinkedIn.

Investor Relations Contact:

Matt McNulty
Senior Vice President, Chief Financial Officer and Treasurer
IR@ethanallen.com

ABOUT NON-GAAP FINANCIAL MEASURES

This release is intended to supplement, rather than to supersede, the Company's consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). In this release the Company has included financial measures that are derived from the consolidated financial statements but are not presented in accordance with GAAP. The Company uses non-GAAP financial measures, including adjusted operating income and margin, adjusted net income and adjusted diluted EPS (collectively “non-GAAP financial measures”). The Company computes these non-GAAP financial measures by adjusting the comparable GAAP measure to remove the impact of certain charges and gains and the related tax effect of these adjustments. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, or superior to, the financial performance measures prepared in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measure reported in accordance with GAAP is provided at the end of this release.

FORWARD-LOOKING STATEMENTS

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Generally, forward-looking statements represent management’s beliefs and assumptions concerning current expectations, projections or trends relating to results of operations, financial results, financial condition, strategic initiatives, expenses, dividends, share repurchases, liquidity, use of cash and cash requirements, investments, future economic indicators, business conditions and industry performance. Such forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These forward-looking statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “continue,” “may,” “will,” “short-term,” “target,” “outlook,” “forecast,” “future,” “strategy,” “opportunity,” “would,” “guidance,” “non-recurring,” “one-time,” “unusual,” “should,” “likely,” “pandemic,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. The Company derives many of its forward-looking statements from operating budgets and forecasts, which are based upon detailed assumptions. While the Company believes that its assumptions are reasonable, it cautions that it is difficult to predict the impact of known factors and it is impossible for the Company to anticipate all factors that could affect actual results and matters that are identified as “short-term,” “non-recurring,” “unusual,” “one-time,” or other words and terms of similar meaning may in fact recur in one or more future financial reporting periods.

Forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected. Actual results could differ materially from those anticipated in the forward-looking statements due to a number of risks and uncertainties including, but not limited to, the risks and uncertainties disclosed in Part I, Item 1A. Risk Factors, in the Company’s 2024 Annual Report on Form 10-K and other factors identified in its reports filed with the Securities and Exchange Commission (the “SEC”), available on the SEC's website at www.sec.gov.

All forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by these cautionary statements, as well as other cautionary statements. A reader should evaluate all forward-looking statements made in this release in the context of these risks and uncertainties. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond the Company’s ability to control or predict. The Company is including this cautionary note to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for forward-looking statements. The forward-looking statements included in this release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Ethan Allen Interiors Inc.
Condensed Consolidated Statements of Comprehensive Income

(Unaudited)
(In thousands, except per share data)
	Three months ended June 30,		Twelve months ended June 30,
	2025	2024	2025	2024
Net sales	$160,357	$168,632	$614,649	$646,221
Cost of sales	64,298	66,171	242,528	253,159
Gross profit	96,059	102,461	372,121	393,062
Selling, general and administrative expenses	80,791	80,414	309,790	315,148
Restructuring and other charges, net of gains	(1)	(580)	343	(77)
Operating income	15,269	22,627	61,988	77,991
Interest and other income, net	1,449	2,159	7,275	7,700
Interest and other financing costs	60	68	243	245
Income before income taxes	16,658	24,718	69,020	85,446
Income tax expense	4,390	6,205	17,424	21,630
Net income	$12,268	$18,513	$51,596	$63,816

Net income per diluted share	$0.48	$0.72	$2.01	$2.49
Diluted weighted average common shares	25,665	25,679	25,634	25,644

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets

(Unaudited)
(In thousands)
	June 30,	June 30,
	2025	2024
ASSETS
Current assets
Cash and cash equivalents	$76,178	$69,710
Investments, short-term	59,955	91,319
Accounts receivable, net	6,066	6,766
Inventories, net	140,893	142,040
Prepaid expenses and other current assets	26,841	22,848
Total current assets	309,933	332,683

Property, plant and equipment, net	210,238	215,258
Goodwill	25,388	25,388
Intangible assets	19,740	19,740
Operating lease right-of-use assets	109,173	114,242
Deferred income taxes	369	824
Investments, long-term	60,030	34,772
Other assets	2,228	2,010
Total ASSETS	$737,099	$744,917

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$22,137	$27,400
Customer deposits	75,068	73,471
Accrued compensation and benefits	23,625	20,702
Current operating lease liabilities	27,403	27,387
Other current liabilities	4,618	4,736
Total current liabilities	152,851	153,696

Operating lease liabilities, long-term	96,263	100,897
Deferred income taxes	2,054	3,035
Other long-term liabilities	3,662	4,373
Total LIABILITIES	254,830	262,001

Shareholders’ equity
Ethan Allen Interiors Inc. shareholders’ equity	482,355	482,980
Noncontrolling interests	(86)	(64)
Total SHAREHOLDERS’ EQUITY	482,269	482,916
Total LIABILITIES AND SHAREHOLDERS’ EQUITY	$737,099	$744,917

Reconciliation of Non-GAAP Financial Measures

To supplement the financial measures prepared in accordance with GAAP, the Company uses non-GAAP financial measures, including adjusted operating income and margin, adjusted net income and adjusted diluted EPS. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in tables below.

These non-GAAP measures are derived from the consolidated financial statements but are not presented in accordance with GAAP. The Company believes these non-GAAP measures provide a meaningful comparison of its results to others in its industry and prior year results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, its financial performance measures prepared in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company does, limiting the usefulness of those measures for comparative purposes. Despite the limitations of these non-GAAP financial measures, the Company believes these adjusted financial measures and the information they provide are useful in viewing its performance using the same tools that management uses to assess progress in achieving its goals. Adjusted measures may also facilitate comparisons to historical performance.

The following tables provide a reconciliation of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures:

(Unaudited)
(In thousands, except per share data)	Three months ended				Twelve months ended
	June 30,				June 30,
	2025	2024	% Change		2025	2024	% Change
Consolidated Adjusted Operating Income / Operating Margin
GAAP Operating income	$15,269	$22,627	(32.5%	)	$61,988	$77,991	(20.5%	)
Adjustments (pre-tax)*	319	(580)			907	(77)
Adjusted operating income*	$15,588	$22,047	(29.3%	)	$62,895	$77,914	(19.3%	)

Consolidated Net sales	$160,357	$168,632	(4.9%	)	$614,649	$646,221	(4.9%	)
GAAP Operating margin	9.5%	13.4%			10.1%	12.1%
Adjusted operating margin*	9.7%	13.1%			10.2%	12.1%

Consolidated Adjusted Net Income / Adjusted Diluted EPS
GAAP Net income	$12,268	$18,513	(33.7%	)	$51,596	$63,816	(19.1%	)
Adjustments, net of tax*	237	(433)			675	(58)
Adjusted net income	$12,505	$18,080	(30.8%	)	$52,271	$63,758	(18.0%	)
Diluted weighted average common shares	25,665	25,679			25,634	25,644
GAAP Diluted EPS	$0.48	$0.72	(33.3%	)	$2.01	$2.49	(19.3%	)
Adjusted diluted EPS*	$0.49	$0.70	(30.0%	)	$2.04	$2.49	(18.1%	)

* Adjustments to reported GAAP financial measures including operating income and margin, net income and diluted EPS have been adjusted by the following:

(Unaudited)	Three months ended		Twelve months ended
(In thousands)	June 30,		June 30,
	2025	2024	2025	2024
Orleans, Vermont flood	$19	$-	$92	$2,243
Gain on sale-leaseback transaction	-	(654)	(218)	(2,620)
Severance and other charges	300	74	1,033	300
Adjustments to operating income	$319	$(580)	$907	$(77)
Related income tax effects on non-recurring items(1)	(82)	147	(232)	19
Adjustments to net income	$237	$(433)	$675	$(58)

(1)	Calculated using the marginal tax rate for each period presented.